EX-99.CODE ETH


                                                                   December 2005

                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
               SENIOR FINANCIAL OFFICERS ADOPTED PURSUANT TO RULES
        PROMULGATED UNDER SECTION 406 OF THE SARBANES-OXLEY ACT OF 2002

I.       COVERED OFFICERS/PURPOSE OF THE CODE

         This code of ethics (the "Code") of the registered investment companies set forth in Exhibit A (collectively, the "Funds" and each, a "Fund") applies to each Fund's principal executive officer, principal financial officer and principal accounting officer (the "Covered Officers," each of whom is set forth in Exhibit B) for the purpose of promoting:

      o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      o full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Fund;

      o  compliance with applicable laws and governmental rules and regulations;

      o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

      o  accountability for adherence to the Code.

         Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

         OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or the Covered Officer's service to, a Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of the Covered Officer's family, receives improper personal benefits as a result of the Covered Officer's position with the Fund.

         Certain conflicts of interest arise out of the relationships between Covered Officers and a Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended ("Investment Company Act") and the Investment Advisers Act of 1940, as amended ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with a Fund because of their status as "affiliated persons" of the Fund. The compliance programs and procedures of each Fund and its investment adviser are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between a Fund and its investment adviser or a third party service provider of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the applicable Fund or for its investment adviser or a third party service provider, or for one or more of them), be involved in establishing policies and implementing decisions that will have different effects on the adviser, third party service provider and Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between a Fund and its adviser or third party service provider and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. The foregoing activities, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, will be deemed to have been handled ethically.

         Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The overarching principle with respect to all conflicts of interest covered by the Code is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

         Each Covered Officer of a Fund must:

      o not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

      o not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Fund; and

      o report at least annually his or her affiliations or other relationships that could potentially present a conflict of interest with the Fund.

III.     DISCLOSURE AND COMPLIANCE

      o Each Covered Officer of a Fund shall become familiar with the disclosure requirements generally applicable to the Fund;

      o each Covered Officer of a Fund shall not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund's management and auditors, and to governmental regulators and self-regulatory organizations;

      o each Covered Officer of a Fund may, to the extent appropriate within the Covered Officer's area of responsibility and to the extent deemed necessary in the sole discretion of the Covered Officer, consult with other officers and employees of the Fund and its investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

      o each Covered Officer should seek to promote the Fund's compliance by a Fund with applicable standards and restrictions imposed by applicable laws, rules and regulations.

IV.      REPORTING AND ACCOUNTABILITY

         Each Covered Officer of a Fund must:

      o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Compliance Officer of the Fund that the Covered Officer has received, read and understands the Code;

      o annually thereafter affirm to the Compliance Officer of the Fund that the Covered Officer has complied with the requirements of the Code;

      o not retaliate against any other Covered Officer or any employee of the Fund or its affiliated persons for reports of potential violations of the Code that are made in good faith; and

      o notify the Compliance Officer of the Fund promptly if the Covered Officer knows of any violation of this Code. Failure to do so is itself a violation of this Code.

         The Compliance Officer of a Fund is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The Compliance Officer of the Fund is authorized to consult, as appropriate, with counsel to the Fund and counsel to the Managers of the Fund who are not "interested persons," as defined by Section 2(a)(19) of the Investment Company Act, of the Fund (the "Independent Managers"), and is encouraged to do so. However, any approvals or waivers(1) must be considered by the Independent Managers.

         Each Fund will follow these procedures in investigating and enforcing this Code:

      o the Compliance Officer will take all appropriate action to investigate any reported potential violations;

      o if, after such investigation, the Compliance Officer believes that no violation has occurred, the Compliance Officer is not required to take any further action;

      o any matter that the Compliance Officer believes is a violation will be reported to the Independent Managers;

      o if the Independent Managers concur that a violation has occurred, the Compliance Officer will inform and make a recommendation to the Board, which will consider appropriate action, which may include a review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Fund's investment adviser or other relevant service provider; or a recommendation to dismiss the Covered Officer; and


---------------
(1) For this purpose, the term "waiver" includes the approval by the Fund of a material departure from a provision of the code of ethics or the Fund's failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to Fund management.

      o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.       OTHER POLICIES AND PROCEDURES

         This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of each Fund, the Fund's investment adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The code of ethics under Rule 17j-1 under the Investment Company Act of each Fund, its investment adviser and principal underwriter is a separate requirement applying to the Covered Officers and others, and is not part of this Code.


VI.      AMENDMENTS

         Amendments to this Code may be made from time to time, as deemed appropriate by each Fund's Compliance Officer. The Board of each Fund shall be informed of any such amendment to the extent deemed material by the Fund's Compliance Officer.

VII.     CONFIDENTIALITY

         All reports and records relating to a Fund prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Fund's investment adviser or Board, counsel to the Fund and counsel to the Independent Managers.


VIII.    INTERNAL USE

         The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

Date:_____________

                                    EXHIBIT A

                      FUNDS COVERED BY THIS CODE OF ETHICS


Advantage Advisers Augusta Fund, L.L.C.

Advantage Advisers Troon Fund, L.L.C.

Advantage Advisers Whistler Fund, L.L.C.

Advantage Advisers Xanthus Fund, L.L.C.

Advantage Advisers Multi-Sector Fund 1

                                    EXHIBIT B

                     PERSONS COVERED BY THIS CODE OF ETHICS

--------------------------------------------------------------------------------
NAME OF COVERED OFFICER        POSITION WITH FUNDS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Bryan McKigney                 Principal Manager (Principal Executive Officer)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Vineet Bhalla                  (Principal Financial Officer)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Vineet Bhalla                  (Principal Accounting Officer)
--------------------------------------------------------------------------------